Exhibit 23

- CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM -

To the Board of Directors

Greer Bancshares Incorporated and Subsidiary

Greer, South Carolina

We consent to the incorporation by reference in the registration statements (Nos. 333-128719, 333-128717, 333-128713 and 333-128712) on Forms S-8 of Greer Bancshares Incorporated and Subsidiary of our report dated March 27, 2006, with respect to the consolidated financial statements of Greer Bancshares Incorporated and Subsidiary as of December 31, 2005 and 2004 and for each of the three years ended December 31, 2005, which appears in Greer Bancshares Incorporated’s 2005 Annual Report on Form 10-K.

Asheville, North Carolina

March 27, 2006

500 Ridgefield Court, PO Box 3049 Asheville, NC 28802-3049 Ph. 828.254.2254 Fx 828.254.6859 www.dixon-hughes.com